Exhibit 10.6

EXECUTION COPY

SALE TRANSACTION

NOTE PURCHASE AGREEMENT

AMONG

NAVISTAR FINANCIAL ASSET SALES CORP.,

NAVISTAR FINANCIAL CORPORATION,

AND

WELLS FARGO EQUIPMENT FINANCE, INC.

DATED AS OF DECEMBER 16, 2009

i

Section 7.9.	Severability of Provisions	19
Section 7.10.	Further Assurances	20
Section 7.11.	No Third-Party Beneficiaries	20
Section 7.12.	Merger and Integration	20
Section 7.13.	Assignment	20
Section 7.14.	CONSENT TO JURISDICTION	20
Section 7.15.	WAIVER OF JURY TRIAL	20

EXHIBITS

Exhibit A	Form of NPA Assignment (includes Exhibit I, Composite Schedule of Contracts)

Exhibit B	Form of Release

Schedule A	Places of Business of the Seller Parties; Locations of Records; Federal Employer Identification Number(s)

Annex A	Form of Portfolio Agreements

ii

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”), dated as of December 16, 2009, is among NAVISTAR FINANCIAL ASSET SALES CORP., a Delaware corporation (“NFASC” or the “Seller”), NAVISTAR FINANCIAL CORPORATION, a Delaware corporation (“NFC”), in its capacity as Servicer under the Servicing Agreement (the “Servicer” and, together with the Seller, the “Seller Parties” and each a “Seller Party”), and WELLS FARGO EQUIPMENT FINANCE, INC. (the “the Purchaser”).

WHEREAS, the Seller, pursuant to that certain Note Sale Agreement, dated as of the date hereof, by and between the Seller and NFC, purchased from NFC the Portfolio; and

WHEREAS, the Seller desires to sell the Portfolio to the Purchaser on the date of this Agreement, and the Purchaser desires to acquire the Portfolio on the date of this Agreement, in each case subject to the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the other good and valuable consideration and the mutual terms and covenants herein contained, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned them in Part I of Appendix A to this Agreement. All references herein to “the Agreement” or “this Agreement” are to this Note Purchase Agreement as it may be amended, supplemented or modified from time to time, the exhibits hereto and the capitalized terms used herein which are defined in such Appendix A, and all references herein to Articles, Sections and subsections are to Articles, Sections or subsections of this Agreement unless otherwise specified. The rules of construction set forth in Part II of such Appendix A shall be applicable to this Agreement.

ARTICLE II. PURCHASE ARRANGEMENTS

Section 2.1. Purchase of the Portfolio.

(a) Subject to the provisions of Article V and the satisfaction of the conditions specified in Article IV, Seller agrees to sell, transfer, assign and otherwise convey to Purchaser, and Purchaser agrees to purchase on the Closing Date pursuant to a written assignment substantially in the form of Exhibit A (the “NPA Assignment”), all right, title and interest of Seller in, to and under the Contracts (as described in Exhibit I, the Composite Schedule of Contracts, to the NPA Assignment) and the Related Security, including the other Portfolio Documents.

(b) It is the intention of the Seller and the Purchaser that the transfer and assignment contemplated by this Section 2.1 shall constitute a sale of the Portfolio by the Seller to the Purchaser and the beneficial interest in and title to the assets conveyed pursuant to this Section 2.1 shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. Notwithstanding the foregoing, in the event a court of competent jurisdiction determines that such transfer and assignment did not constitute such a sale or that such sale shall for any reason be ineffective or unenforceable or that such beneficial interest is a part of the Seller’s estate (any of the foregoing, a “Recharacterization”), then (i) the Seller shall be deemed to have granted to the Purchaser a first priority perfected security interest in all of the Seller’s right title and interest in, to and under the assets conveyed pursuant to this Section 2.1, and the Seller hereby grants such security interest and (ii) the assets conveyed pursuant to this Section 2.1 shall be deemed to include all rights, powers and options (but none of the obligations, if any) of the Seller under any agreement or instrument included in the assets conveyed pursuant to this Section 2.1, including the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect of the Contracts included in the assets conveyed pursuant to this Section 2.1 and all other monies payable under the Portfolio Documents conveyed pursuant to this Section 2.1, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights, powers and options, to bring Proceedings in the name of the Seller or otherwise and generally to do and receive anything that the Seller is or may be entitled to do or receive under or with respect to the assets conveyed pursuant to this Section 2.1. For purposes of such grant, this Agreement shall constitute a security agreement under the UCC. In the case of any Recharacterization, each of the Seller and the Purchaser represents and warrants as to itself that each remittance of Collections by the Seller to the Purchaser hereunder or in connection herewith will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and the Purchaser and (ii) made in the ordinary course of business or financial affairs of the Seller and the Purchaser.

Section 2.2. Purchase Price. The aggregate purchase price for the Portfolio conveyed hereunder shall be $224,892,707.35 (the “WFEFI Purchase Price”), which is payable by wire transfer of immediately available funds to a bank account of the Seller designated in writing by the Seller to the Purchaser.

Section 2.3. The Closing. The sale and purchase of the Portfolio shall take place at 10:00 AM, Chicago, Illinois time, on the Closing Date, at the offices of Kirkland & Ellis LLP located at 300 N. LaSalle Street, Chicago, Illinois 60654, or at such other place, date and time mutually agreeable to NFASC and the Purchaser.

Section 2.4. Guaranty. NFC hereby guaranties to Purchaser the prompt payment of all amounts payable by Seller pursuant to this Agreement when due and the prompt performance by Seller of all of its covenants and agreements in this Agreement, it being understood that neither the Seller nor NFC shall be obligated to pay any amount due or payable under any Portfolio Document or any loss or shortfall caused by the credit of the Portfolio Obligors (other than as a result of a purchase of a Defaulted Contract, an Administrative Contract or a Warranty Contract or a Monthly Advance) (collectively, the “Guaranteed Obligations”). NFC’s guaranty is a continuing one and shall terminate only upon full payment of all sums due under this Agreement and the performance of all of the terms, covenants and conditions therein required to be kept, observed or performed by Seller. NFC expressly waives the right to revoke or terminate its guaranty under this Agreement, including any statutory right of revocation under the laws of any state. NFC’s guaranty is a guaranty of prompt payment and performance (and not merely a guaranty of collection). NFC waives any right to require Purchaser to: (a) proceed against Seller, any other guarantor or any other person directly or contingently liable for the payment of any of the Guaranteed Obligations; (b) proceed against or exhaust any security held from Seller, any other guarantor or any other person directly or contingently liable for the payment of any of the Guaranteed Obligations; (c) pursue any other remedy in Purchaser’s power whatsoever; or (d) notify NFC of any adverse change in Seller’s financial condition or of any default by Seller in the payment of any sums required to be paid pursuant to this Agreement or in the performance of any term, covenant or condition therein required to be kept, observed or performed by Seller. NFC waives any defense arising by reason of any disability or other defense of Seller, any lack of authority of Seller with respect to this Agreement, the invalidity, illegality or lack of enforceability of this Agreement from any cause whatsoever, the failure of Purchaser to perfect or maintain perfection of any interest in any collateral, or the cessation from any cause whatsoever of the liability of Seller, and any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or that might otherwise limit recourse against NFC; provided, however, that NFC does not waive any defense arising from the due performance by Seller of the terms and conditions of this Agreement. Upon demand, NFC agrees to pay and perform the Guaranteed Obligations regardless of any existing or future offset or claim which may be asserted by NFC. NFC’s guaranty and NFC’s payment obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Purchaser, all as though such payment had not been made. Purchaser’s good faith determination as to whether a payment must be restored or returned shall be binding on NFC. Until the payment and performance in full of all of the Guaranteed Obligations, NFC waives and shall have no right of subrogation against Seller, and waives any right to enforce any remedy which Purchaser now has or may hereafter have against Seller, and waives any benefit of, and any right to participate in, any security now or hereafter held by Purchaser. NFC waives all presentments, demands for performance, notices of non performance, protests, notices of dishonor, and notices of acceptance of this Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser that, as of the Closing Date:

(a) Organization and Good Standing. The Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, power, authority and legal right to acquire, own and transfer the Portfolio Documents.

(b) Due Qualification. The Seller is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires or shall require such qualification.

(c) Power and Authority. The Seller has the power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement have been duly authorized by the Seller by all necessary corporate action.

(d) Valid Sale; Binding Obligation. This Agreement, when duly executed and delivered, shall constitute a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms of this Agreement shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the certificate of incorporation or by-laws of the Seller, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Seller is a party or by which it is bound, or result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument (other than this Agreement), or violate any law or, to the Seller’s knowledge, any order, rule or regulation applicable to the Seller of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or any of its properties.

(f) No Proceedings. To the Seller’s knowledge, there are no proceedings or investigations pending or threatened before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Seller or its properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect with respect to the Seller.

(g) No Consent. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby except as expressly contemplated herein or therein.

(h) ERISA. No notice of a Lien arising under Title I or Title IV of ERISA has been filed under Section 6323 (a) of the Code (or any successor provision) against, or otherwise affecting the assets of the Seller.

(i) Solvency. The Seller is, and after giving effect to the transactions contemplated to occur on such date will be, solvent.

(j) Investment Company Act. The Seller is not, and is not controlled by, an “investment company” within the meaning of, and is not required to register as an “investment company” under, the Investment Company Act.

(k) NFC Representations. The Seller has taken no action which would cause the representations and warranties of NFC pursuant to Sections 3.01 and 3.02 of the Note Sale Agreement to be false in any material respect as of the date of this Agreement.

Section 3.2. Representations and Warranties of NFC. NFC, in its individual capacity and as the Servicer, hereby represents and warrants to the Seller and the Purchaser that as of the Closing Date:

(a) Organization and Good Standing. NFC has been duly organized and is validly existing as a corporation, and in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, power, authority and legal right to enter into this Agreement and the other Basic Documents to which it is a party and perform it’s obligations hereunder and thereunder and to service the Portfolio as provided in this Agreement and the Servicing Agreement.

(b) Due Qualification. NFC is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Portfolio as required by this Agreement and the other Basic Documents to which it is a party) requires such qualification.

(c) Power and Authority. NFC has the power and authority to execute and deliver this Agreement and the other Basic Documents to which it is a party and to perform its obligations hereunder and thereunder; and the execution, delivery and performance by NFC of this Agreement and the other Basic Documents to which it is a party have been duly authorized by all necessary corporate action on the part of NFC.

(d) Binding Obligation. This Agreement and the other Basic Documents to which it is a party each constitutes a legal, valid and binding obligation of NFC enforceable against NFC in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Basic Documents to which it is a party and the fulfillment of the terms of this Agreement and the other Basic Documents to which it is a party shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the certificate of incorporation or by-laws of NFC, or any indenture, agreement, mortgage, deed of trust or other instrument to which NFC is a party or by which it is bound, or result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument (other than this Agreement), or violate any law or, to NFC’s knowledge, any order, rule or regulation applicable to NFC of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over NFC or any of its properties.

(f) No Proceedings. To NFC’s knowledge, there are no proceedings or investigations pending or threatened before any Governmental Authority (i) asserting the invalidity of this Agreement or the other Basic Documents to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the other Basic Documents to which it is a party, or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect with respect to NFC.

(g) No Consent. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by NFC of this Agreement or the other Basic Documents to which it is a party or the consummation by NFC of the transactions contemplated hereby and thereby except as expressly contemplated herein or therein.

Section 3.3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to each of the Seller and NFC that, as of the Closing Date:

(a) Organization and Good Standing. The Purchaser has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of formation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, power, authority and legal right to acquire and own the Portfolio.

(b) Due Qualification. The purchaser is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdiction in which the ownership of the Portfolio or the performance of its rights or obligations under the Basic Documents shall require such qualification.

(c) Power and Authority. The Purchaser has the power and authority to execute and deliver this Agreement and the other Basic Documents to which it is a party and to carry out their respective terms; and the execution, delivery and performance of this Agreement and the other Basic Documents to which it is a party have been duly authorized by the Purchaser by all necessary corporate action.

(d) Valid Sale; Binding Obligation. This Agreement and the other Basic Documents to which it is a party, when duly executed and delivered, shall constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Basic Documents to which it is a party and the fulfillment of the terms of this Agreement and the other Basic Documents to which it is a party shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the certificate of incorporation or by-laws of the Purchaser, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Purchaser is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument (other than this Agreement and the other Basic Documents to which it is a party), or violate any law or, to the Purchaser’s knowledge, any order, rule or regulation applicable to the Purchaser of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Purchaser or any of its properties.

(f) No Proceedings. To the Purchaser’s knowledge, there are no proceedings or investigations pending or threatened before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Purchaser or its properties (i) asserting the invalidity of this Agreement or any other Basic Documents to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement and the other Basic Documents to which it is a party, or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect with respect to the Purchaser.

(g) No Consent. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Purchaser of this Agreement and the other Basic Documents to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby except as expressly contemplated herein or therein.

ARTICLE IV. CONDITIONS OF PURCHASES

Section 4.1. Conditions to Obligation of the Purchaser. The obligation of the Purchaser to purchase the Portfolio hereunder on the Closing Date is subject to the satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Seller, NFC and the Servicer hereunder and under the other Basic Documents shall be true and correct in all material respects as of the Closing Date (or if specified as applying to some other date, as of such date), and the Seller, NFC and the Servicer shall have performed in all material respects all obligations to be performed by it hereunder, and under the other Basic Documents, on or prior to the Closing Date.

(b) Computer Files Marked. The Seller, NFC and the Servicer shall, at their own expense, on or prior to the Closing Date, (i) indicate in their computer files created in connection with the Contracts that the Contracts have been sold to the Purchaser pursuant to this Agreement and (ii) deliver to the Purchaser the Composite Schedule of Contracts certified by a Responsible Officer of NFC to be true, correct and complete.

(c) Possession of Chattel Paper; Data Tape. NFC shall confirm in writing to Purchaser that (1) NFC (including in its capacity as servicer or custodian) has in its possession the sole chattel paper original of each Contract and (2) NFC has delivered a data tape to the Purchaser and Back-Up Servicer containing the agreed upon information as of the Reporting Date with respect to the Portfolio. NFC shall deliver to Purchaser copies of all Form Portfolio Agreements certified by the NFC as true and correct copies thereof.

(d) Documents to Be Delivered by the Seller.

(i) Evidence of UCC Filing. On or within 10 days after the Closing Date, the Seller shall record and file, at its own expense, a UCC-1 financing statement in each jurisdiction in which required by applicable law, naming the Seller as seller, naming the Purchaser as purchaser, naming the Portfolio as collateral, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect under the UCC the sale, transfer, assignment and conveyance of the Portfolio to the Purchaser to the extent constituting Code Collateral. The Seller shall deliver a file-stamped copy, or other evidence satisfactory to the Purchaser of such filing, to the Purchaser on or promptly after receipt thereof.

(ii) Letter Agreement. Seller, NFC and Purchaser shall have each executed and delivered the Letter Agreement.

(iii) Other Documents. On the Closing Date, the Seller shall provide such other documents as the Purchaser may reasonably request.

(e) Other Transactions. The related transactions contemplated by the Note Sale Agreement, the Loan Agreement and the Credit Agreement shall be consummated on or prior to the Closing Date to the extent that such transactions are intended to be substantially contemporaneous with the transactions hereunder.

Section 4.2. Conditions To Obligation of the Seller. The obligation of the Seller to sell the Portfolio to the Purchaser hereunder on the Closing Date is subject to the satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Purchaser hereunder shall be true and correct in all material respects as of the Closing Date, and the Purchaser shall have performed in all material respects all obligations to be performed by it hereunder and under the other Basic Documents on or prior to the Closing Date.

(b) Purchase Price. On the Closing Date, the Purchaser shall pay to the Seller the WFEFI Purchase Price payable on such date as provided in Section 2.2 of this Agreement.

ARTICLE V. PAYMENTS AND COLLECTIONS

Section 5.1. General Settlement Procedures.

(a) If at any time the Seller or the Purchaser receives any Collections, unless a Servicer Termination Date shall have occurred (in which case such Collections shall be paid to the Backup Servicer or such other Person as designated by the Purchaser), it shall promptly pay such Collections to the Servicer for deposit into the Collection Account and, at all times prior to such payment, such Collections shall be held in trust for the benefit of the Purchaser.

(b) On or before each Determination Date, the Servicer shall calculate the Available Amount, the Scheduled Payments for such Monthly Period and the remaining Scheduled Payments, the Monthly Advances, the Total Servicing Fee, the Yield, the Yield Supplement Amount, the Paydown Amount, the Aggregate Contract Balance, the Contract Balance of each Contract, the Outstanding Purchased Amount, the aggregate Recognized Losses, the Warranty

Payments, Administrative Purchase Payments, Defaulted Contract Payments and the Negative Carry Account Target Balance, and any other amounts required to determine the amounts to be deposited in or paid from each of the Collection Account, the UNL Reserve Account and the Negative Carry Account on the related Settlement Date. On or before (but not more than two Business Days before) the Business Day preceding each Settlement Date, the Servicer shall make or cause to be made the following withdrawals, deposits, transfers and distributions in the amounts set forth in the Servicer’s Certificate for such Settlement Date (all in immediately available funds):

(i) from the Servicer to the Collection Account, the amount of any unpaid Administrative Purchase Payments and Monthly Advances for the related Monthly Period,

(ii) from the Collection Account to NFC, reimbursement for any unreimbursed Excess Recognized Losses pursuant to Section 5.04(b) of the Note Sale Agreement for the related Monthly Period,

(iii) from NFC to the Collection Account, the amount of any unpaid Defaulted Contract Payments and the Warranty Payments for the related Monthly Period,

(iv) from the UNL Reserve Account to NFC, the amount reimbursable to NFC for the related Monthly Period pursuant to Section 5.04(b) of the Note Sale Agreement,

(v) from the Negative Carry Account to the Collection Account, the amount of any Yield Supplement Amount for the related Monthly Period, and

(vi) from NFC to the Negative Carry Account, the amount of any Negative Carry Account Shortfall for the related Monthly Period after giving effect to any deposit to the Negative Carry Account pursuant to Section 5.1(c),

(vii) from the Negative Carry Account to NFC, the amount of any Negative Carry Account Excess for the related Monthly Period.

(c) On each Settlement Date, the Servicer shall apply or cause to be applied the Available Amount for such Settlement Date from amounts on deposit in the Collection Account (after the withdrawals, deposits and transfers specified in Section 5.1(b) have been made), as follows:

(i) first, to pay the Total Servicing Fee to the Servicer (including any successor Servicer) with respect to the related Monthly Period,

(ii) second, to pay to the Purchaser an amount equal to the Yield for such Settlement Date,

(iii) third, to pay to the Purchaser an amount equal to the Paydown Amount for such Settlement Date to be applied to reduce the Outstanding Purchased Amount,

(iv) fourth, to reimburse NFC for any Outstanding Monthly Advances;

(v) fifth, if a Turbo Event has occurred, the remaining balance, if any, to the Purchaser to be applied to the Outstanding Purchased Amount until the Outstanding Purchased Amount is reduced to zero,

(vi) sixth, if no Turbo Event has occurred, the remaining balance, if any, to the UNL Reserve Account, until the aggregate amount deposited in the UNL Reserve Account equals three (3.00) percent of the WFEFI Purchase Price,

(vii) seventh, if no Turbo Event has occurred, the remaining balance, if any, to the Negative Carry Account, until the amount then on deposit in the Negative Carry Account equals the then Negative Carry Account Target Balance, and

(viii) eighth, if no Turbo Event has occurred, the remaining balance, if any, to the Seller.

Section 5.2. UNL Reserve Account; Release of Designated Accounts and Portfolio.

(a) Amounts shall be deposited into the UNL Reserve Account as provided in Section 5.1(c)(vi) and elsewhere in this Agreement and withdrawn and applied as provided in Section 5.04(b) of the Note Sale Agreement and elsewhere in this Agreement.

(b) On the date on which the Outstanding Purchased Amount has been indefeasibly reduced to zero and all other amounts payable to Purchaser under any Basic Document have been indefeasibly paid in full and all obligations of Seller, NFC and Servicer to Purchaser have been performed, any funds remaining in the Designated Accounts shall be withdrawn and distributed to the Seller and the remaining Portfolio and all Collections thereon shall be released to and become property of the Seller.

Section 5.3. Payment Rescission. No payment to the Purchaser shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Purchaser the full amount thereof, from the date of any such rescission, return or refunding.

Section 5.4. Deposits Net of Total Servicing Fee. Any provision herein to the contrary notwithstanding, for so long as (i) NFC is the Servicer and (ii) no Servicer Default has occurred and is continuing, the deposits into the Collection Account pursuant to Section 5.1(a) may be made net of the Total Servicing Fee to be distributed to the Servicer pursuant to Section 5.1(c)(i). Nonetheless, the Servicer shall account for the Total Servicing Fee in the Servicer’s Certificate as if such amount had been deposited into the Collection Account and/or transferred separately.

Section 5.5. Navistar Purchase Obligations. The Purchaser acknowledges and agrees that (a) the rights pursuant to the Navistar Purchase Obligations are personal to NFC, and (b) the Purchaser is not entitled to, and is not intended to be, a third party beneficiary of, such rights, and (c) accordingly such rights are not exercisable by, enforceable by, or for the benefit of, or preserved for the benefit of, the Purchaser.

Section 5.6. Payment Requirements. All amounts to be paid or deposited by the Seller, NFC or the Servicer to the Purchaser pursuant to any provision of this Agreement or any other Basic Document shall be paid or deposited in immediately available funds in accordance with the terms hereof no later than 11:00 a.m. (Chicago time) on the day when due; provided, however, that (i) with respect to any intrabank transfer from any Designated Account to the Purchaser or another Designated Account, it will be sufficient if the Servicer shall provide the Account Bank with notice that such transfer should be made, no later than 12:30 p.m. (Chicago time) on the day when due, and (ii) with respect to any transfer into the Collection Account, it shall be sufficient if such transfer is received by the Account Bank at any time on the day it is due, it being understood that if such transfer into the Collection Account is received by the Account Bank after its internal payment deadline, Investment Earnings may not be credited to the Collection Account for that night for such late arriving funds. Amounts payable to the Purchaser shall be paid to the Purchaser by deposit into Account No. 10-313, Account Name: Wells Fargo Equipment Finance, Inc. at Wells Fargo Bank Minnesota, N.A., ABA #121000248, Reference Navistar Financial Corporation Contract Nos.              and             , until otherwise notified by the Purchaser.

Section 5.7. Turbo Trigger Events; Turbo Event. (a) The occurrence of any one or more of the following events shall constitute a Turbo Trigger Event:

(i) the occurrence of a Servicer Default;

(ii) NFC is not in compliance with the financial covenants in Sections 8.01(a) of (b) of the Credit Agreement (such provisions and related definitions all as in effect as of the Closing Date, without regard to any amendment, waiver, modification, deletion or other revision from time to time in the Credit Agreement after the Closing Date, none of which shall have any force or effect on such sections for purposes of this Agreement);

(iii) after the initial deposit into the UNL Reserve Account, the amount on deposit in the UNL Reserve Account shall be zero;

(iv) the average of the Delinquency Percentage for the most recent Determination Date and the two (2) immediately preceding Determination Dates exceeds 4.00%; and

(v) a breach by the Servicer of Section 6.01 of the Servicing Agreement.

(b) Upon the written election of the Purchaser during the continuance of a Turbo Trigger Event (a “Turbo Event”): (i) NFC shall deposit into the Collection Account an amount equal to the excess, if any, of (A) the Defaulted Contracts Cash Recourse Limit over (B) the aggregate amount of Recognized Losses through the date of such deposit, (ii) NFC shall no longer be required to repurchase Defaulted Contracts pursuant to Section 5.04 of the Note Sale Agreement; (iii) no further funds will be required to be deposited into the UNL Reserve Account and (iv) on the following Settlement Date, all amounts deposited into the Collection Account pursuant to clause (i) above, all amounts on deposit in the UNL Reserve Account and all amounts on deposit in the Negative Carry Reserve Account shall be deemed to be Available Amounts for such Settlement Date and the related Determination Date and used to make payments pursuant to Section 5.1(c), including the repayment of the Outstanding Purchased Amount.

ARTICLE VI. COVENANTS

Section 6.1. Affirmative Covenants of the Seller Parties. Until the date on which all the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

(a) Financial Reporting. The Servicer will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Purchaser:

(i) Annual Reporting. Within 120 days after the close of its fiscal year, the annual report for Servicer for such fiscal year on Form 10-K, in the form filed with the Securities and Exchange Commission, or if the Servicer shall not be required to file a Form 10-K, comparable audited financials statements of the Servicer for such period.

(ii) Quarterly Reporting. Within 45 days after the close of the first three (3) quarterly periods of its fiscal year, the quarterly reports for Servicer on Form 10-Q, in the form filed with the Securities and Exchange Commission, as at the close of each such period, or if the Servicer shall not be required to file Form 10-Qs, comparable unaudited financial statements of the Servicer for such period.

For so long as NFC’s quarterly and annual financial statements are publically available, NFC shall not be required to furnish copies of such financial statements to the Purchaser.

(b) Notices. Each Seller Party will notify the Purchaser in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Servicer Defaults. The occurrence of any Servicer Default, by a statement of an Authorized Officer of such Seller Party.

(ii) Note Sale Agreement. Any request for waivers, consents or modifications of the Note Sale Agreement.

(c) Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject. Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify would not have a Material Adverse Effect.

(d) Audits. Such Seller Party will furnish to the Purchaser from time to time such information with respect to the Portfolio Documents as the Purchaser may reasonably request. Such Seller Party shall permit the Purchaser and its agents and representatives twice per calendar year, at their own expense (unless a Servicer Default has occurred and is continuing, in which case, as often as the Purchaser shall reasonably request) during normal business hours on 48 hours prior notice: (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Portfolio Documents and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Portfolio Documents and the Related Security or any Person’s performance under any of the Basic Documents or any Person’s performance under the Contracts and, in each case, with the executive officers of the Seller or the Servicer. Nothing in this Section 6.1(d) shall affect the obligations of the Servicer to observe any applicable law prohibiting the disclosure of information regarding the Portfolio Obligors, and the failure of the Servicer to provide access to information as a result of this obligation shall not constitute a breach of this Section 6.1(d).

(e) Repurchase of Contracts Upon Breach of Warranty. Upon discovery by the Seller or the Servicer of a breach of any of the representations and warranties in Sections 3.01 or 3.02 of the Note Sale Agreement that materially and adversely affects the interests of the Purchaser in any Contract, the party discovering such breach shall give prompt written notice thereof to the other parties. As of the second Accounting Date following the date such notice of any such breach shall have been given, unless such breach shall have been cured in all material respects, the NFC shall repurchase the interests of the Purchaser and the Seller in such Contract and the Related Security in accordance with Section 5.03 of the Note Sale Agreement.

It is understood and agreed that the obligations of NFC to repurchase any Contract as to which a breach has occurred and is continuing, shall, if such repurchase obligations are fulfilled, constitute liquidated damages for such breach; provided, that NFC’s obligations under Section 6.2(g) of this Agreement shall remain in full force and effect with respect to such breach. The Servicer acknowledges its obligations to purchase Administrative Contracts from the Purchaser pursuant to Section 2.08 of the Servicing Agreement and NFC acknowledges its obligation to repurchase Warranty Contracts from the Seller pursuant to Section 5.03 of the Note Sale Agreement.

From time to time, as reasonably requested by NFC, Purchaser shall execute a release, substantially in the form of Exhibit B with respect to any Warranty Contracts, Administrative Purchase Contracts or Defaulted Contracts purchased or repurchased by NFC.

(f) Corporate Separateness. The Seller will maintain its corporate separateness and distinctiveness from NFC and all other Affiliates through observation of the following covenants:

(i) The Seller shall at all times restrict its activities to (i) providing financing facilities through the purchase of any installment sale contracts, loans, notes, leases, accounts or other rights to payment from retail customers in respect of Vehicles (including notes of dealers and other persons that finance the acquisition by such dealer or other person of a Vehicle that is leased to a third person or persons) from NFC and (ii) conducting any ancillary business or activity as it deems necessary or appropriate to accomplish its primary purpose. The Seller will not amend its certificate of incorporation (“Certificate of Incorporation”) in any manner which would affect such restrictions on the Seller’s activities.

(ii) The Seller shall keep separate books and records such that its own separate financial statements may be readily prepared and presented apart from any financial statements consolidated to include NFC or any subsidiary or affiliate of NFC other than the Seller. Any financial statements of NFC which are presented on a consolidated basis to include the Seller shall contain notes clearly stating that the Contracts have been sold to a third party and are not assets of the consolidated group.

(iii) The Seller shall conduct its business solely in its individual corporate name and otherwise so as not to mislead others with whom it deals regarding its independent identity and existence.

(iv) The Seller will cause to be elected and compensate its Independent Directors as described below.

(v) Any allocations of direct, indirect or overhead expenses for items shared between the Seller on the one hand and NFC on the other hand have been and will be made to the extent practical on the basis of actual use or value of services rendered and otherwise on a basis reasonably related to actual use or the value of services rendered.

(vi) The Seller has paid and will pay its own operating expenses and liabilities from its own funds, except NFC shall pay a portion of the expenses of the Seller incurred in connection with the transactions contemplated by the Basic Documents. Such payment by NFC shall be treated by NFC as a contribution of capital from NFC to the Seller.

(vii) The Seller shall not commingle or pool its funds or other assets with those of NFC or any other subsidiary or affiliate of NFC except as specifically provided in Basic Documents. The Seller shall not maintain joint bank accounts or other depository accounts to which NFC or any other Affiliate of NFC, other than NFC in its capacity as Servicer, has independent access.

(viii) The Seller is not named, and has not entered any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of NFC or of any other subsidiary or Affiliate of NFC.

(ix) Each officer and director of the Seller shall discharge his or her respective fiduciary duties and obligations in accordance with all applicable laws.

(x) The Seller has, and shall continue at all times to have, at least one Independent Director (as defined in the Seller’s Certificate of Incorporation as in effect on the date hereof) on its board of directors.

(g) Taxes. Such Seller Party shall file all tax returns and reports required by law to be filed by it and shall promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

(h) Transfers, Liens, Etc. Except for the Lien in favor of a the Purchaser created by this Agreement, the Seller Parties shall not transfer, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than Permitted Liens) upon or with respect to any Portfolio Document or Related Security.

(i) Liens in Force. Except as contemplated in any Basic Document, the Seller Parties shall not release in whole or in part any Financed Vehicle or related insurance contract rights from the security interest securing the Contracts.

(j) No Impairment. The Seller Parties shall do nothing to impair the rights of the Seller or the Purchaser in and to the Portfolio Documents.

(k) No Modifications. The Seller Parties shall not amend or otherwise modify any Contract other than a Permitted Modification.

(l) Note Sale Agreement. The Seller Parties shall not grant any waiver or consent under, amend or otherwise modify, or terminate the Note Sale Agreement without the prior written consent of the Purchaser.

(m) Patriot Act. Purchaser hereby notifies Seller and NFC that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”) and Purchaser’s policies and practices, Purchaser is required to obtain, verify and record certain information and documentation that identifies NFC and Seller, which will allow Purchaser to identify NFC and Seller in accordance with the Act. NFC and Seller shall (a) ensure that no Person who owns a controlling interest in or otherwise controls NFC and Seller or any subsidiary of NFC and Seller is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the Proceeds of the WFEFI Purchase Price to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended; (d) agrees to provide from time to time any information reasonably deemed necessary by Purchaser to comply with the Act, including, without limitation, the name and address of NFC and Seller and other information that will allow Purchaser to identify NFC and Seller in accordance with the Act, and warrants that all such information provided will be true, correct and complete in all material respects at the time provided.

Section 6.2. Protection of Title, (a) Filings. The Seller shall prepare and file such financing statements and cause to be prepared and filed such continuation and other statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Purchaser under this Agreement in the Portfolio and in the proceeds thereof, and hereby authorizes the Purchaser to file any such financing statements or continuation statements relating to all or any part thereof to the extent constituting Code Collateral. The Seller shall deliver (or cause to be delivered) to the Purchaser file-stamped copies of, or filing receipts for, any document filed as provided above, promptly after receipt thereof.

(b) Name Change. The Seller shall not change its name, identity or corporate structure in any manner that would, could or might make any financing statement or continuation statement filed by the Seller in accordance with Section 6.2(a) seriously misleading within the meaning of Section 9-506 of the UCC, unless it shall have given the Purchaser at least 10 days prior written notice thereof and shall file such financing statements or amendments as may be reasonably requested by the Purchaser.

(c) Jurisdiction of Formation; Maintenance of Offices. The Seller shall give the Purchaser at least 10 days prior written notice of any change in its jurisdiction of formation and shall file such financing statements or amendments as may be reasonably requested by the Purchaser.

(d) Records. The Seller will cause the Servicer to maintain accounts and records as to each Contract accurately and in sufficient detail to permit (i) the reader thereof to know at any time the status of such Contract, including payments and recoveries made and payments owing (and the nature of each) and extensions of any scheduled payments made not less than 45 days prior thereto, and (ii) reconciliation between payments or recoveries on (or with respect to) each Contract and the amounts from time to time deposited in the Collection Account in respect of such Contract.

(e) Computer Records. The Seller will cause the Servicer to maintain its computer systems so that, from and after the time of the sale hereunder, the Servicer’s master computer records (including any back-up archives) that refer to any Contracts indicate clearly that an interest in such Contracts has been sold to the Purchaser. Indication of the Purchaser’s ownership interest in a Contracts shall be deleted from or modified on the Servicer’s computer systems when, and only when, such Contracts shall have been paid in full, repurchased by the Seller or NFC, purchased by the Servicer or the Outstanding Purchased Amount shall have been reduced to zero.

(f) Confirmation of Interest. If at any time the Seller proposes to sell, grant a security interest in, or otherwise transfer any interest in a Vehicle loan to any prospective purchaser, lender or other transferee, the Seller shall give to such prospective purchaser, lender or other transferee computer tapes, records or print-outs (including any restored from back-up archives) that, if they refer in any manner whatsoever to any Contract, indicate clearly that an interest in such Contract has been sold to the Purchaser unless such Contract has been paid in full, repurchased by the Seller or NFC, purchased by the Servicer or the Outstanding Purchased Amount shall have been reduced to zero.

(g) NFC Indemnification. Without limiting any other rights which Purchaser may have hereunder or under applicable law, NFC shall indemnify Purchaser and its respective officers, directors, agents and employees (each, a “Purchaser Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and other amounts payable, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any Purchaser

Indemnified Party arising out of or as a result of (i) any material breach by NFC of any representation or warranty made by NFC in this Note Purchase Agreement or any other Basic Document to which NFC is a party, (ii) any breach by NFC of any covenant made by NFC in this Note Purchase Agreement or any other Basic Document to which NFC is a party, (iii) any casualty or other loss to any Financed Vehicle, or any action, proceeding or claim (actual or threatened) arising out of or related to any Portfolio Document or Financed Vehicle occurring prior to the Reporting Date, to the extent not covered by insurance maintained by the applicable Portfolio Obligor on the related Portfolio Document (including any failure on the part of any Portfolio Obligor to maintain any property liability insurance) or to the extent proceeds under any such insurance policy is not available to Purchaser for any reason, or (iv) any action, proceeding or claim (actual or threatened) related to this Note Purchase Agreement or any other Basic Document or to any Portfolio Document or Related Security arising from the negligence or willful misconduct of NFC occurring prior to the Closing Date, including without limitation any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with any such action, proceeding or claim. The foregoing notwithstanding, NFC shall not have any indemnification obligation under this Section 6.2(g) for Indemnified Amounts to the extent that such Indemnified Amounts resulted from gross negligence, willful misconduct, breach of the Basic Documents or violation of law on the part of any Purchaser Indemnified Party. No claim may be made by any Purchaser Indemnified Party against NFC or its officers, directors, agents or employees for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Note Purchase Agreement except if payable to a third-party by a Purchaser Indemnified Party in connection with a claim arising under clauses (i), (ii), (iii) or (iv) above. NFC shall be solely responsible for, and shall indemnify, protect, defend, save and keep harmless, each Purchaser Indemnified Party from and against any and all Taxes, in each such case, to the extent any of the same are attributable or otherwise assessed with respect to the period prior to the Closing Date, together with any assessments, penalties, fines, additions to tax or interest thereon, which at any time or from time to time may be imposed on, or asserted against, the Portfolio Documents, Financed Vehicles and Related Security (or any part thereof or any interest therein) or any Purchaser Indemnified Party, by any federal, state, local or foreign government or taxing authority in connection with or relating to the Portfolio Documents, Financed Vehicles and Related Security (or any part thereof or interest therein), or any of the transactions contemplated hereby and thereby; but only to the extent, if any, that such Purchaser Indemnified Party is not otherwise indemnified with respect thereto under the Basic Documents.

(h) Seller Indemnification. Without limiting any other rights which Purchaser may have hereunder or under applicable law, Seller shall indemnify each Purchaser Indemnified Party from and against any and all Indemnified Amounts awarded against or incurred by any Purchaser Indemnified Party arising out of or as a result of (i) any material breach by Seller of any representation or warranty made by Seller in this Note Purchase Agreement or any other Basic Document to which Seller is a party, (ii) any breach by Seller of any covenant made by Seller in this Note Purchase Agreement or any other Basic Document to which Seller is a party, or (iii) any action, proceeding or claim (actual or threatened) related to this Note Purchase Agreement or any other Basic Document or to any Portfolio Document or Related Security arising from the negligence or willful misconduct of Seller occurring prior to the Closing Date, including without limitation any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with any such action, proceeding or claim. The foregoing notwithstanding, Seller shall not have any indemnification obligation under this Section 6.2(h) for Indemnified Amounts to the extent such Indemnified Amounts resulted from gross negligence, willful misconduct, breach of the Basic Documents or violation of law on the part of any Purchaser Indemnified Party. No claim may be made by any Purchaser Indemnified Party against Seller or its officers, directors, agents or employees for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Note Purchase Agreement except if payable to a third-party by a Purchaser Indemnified Party in connection with a claim arising under clauses (i), (ii) or (iii) above. Seller shall be solely responsible for, and shall indemnify, protect, defend, save and keep harmless, each Purchaser Indemnified Party, on an after-tax basis, from and against any and all Taxes (including, without limitation, any sales or transfer tax arising in connection with the sale and assignment of the Portfolio Documents and Related Security), in each such case, to the extent any of the same are attributable or otherwise assessed with respect to the sale and assignment of the Portfolio Documents and Related Security and/or with respect to the period prior to the Closing Date, together with any assessments, penalties, fines additions to tax or interest thereon, which at any time or from time to time may be imposed on, or asserted against, the Financed Vehicles (or any part thereof or any interest therein) or any Purchaser Indemnified Party, by any federal, state, local or foreign government or taxing authority in connection with or relating to the Financed Vehicles (or any part thereof or interest therein), any Portfolio Document and Related Security, or any of the transactions contemplated hereby and thereby; but only to the extent, if any, that such Purchaser Indemnified Party is not otherwise indemnified with respect thereto under the Basic Documents.

(i) Notice of Claim. Each of NFC, Seller and Purchaser agrees to notify the other party promptly after becoming aware of any Taxes or claims covered by Sections 6.2(g) and (h), whether pending or threatened that is the subject of indemnification pursuant to such Sections; provided, however, that the failure by either such party to so notify the indemnifying party will not in any manner affect such indemnifying party’s obligations under such Sections, except to the extent, if any, the indemnifying party shall have been materially and adversely prejudiced by such failure. The indemnities set forth in this section shall survive the expiration or earlier termination of this Note Purchase Agreement. In no event shall any party be liable for any loss of use, revenue, anticipated profits or special, indirect, incidental or consequential damages arising in any way out of or in connection with this Note Purchase Agreement and any other Basic Document, except to the extent that such damages are payable to a third party by the party seeking indemnification hereunder (and are therefore out-of-pocket damages of the party seeking indemnification hereunder).

(j) Retitling of Financed Vehicles. Unless and until the Servicer Termination Date has occurred, the Certificates of Title with respect to the Financed Vehicles shall not be amended or reissued to reflect the assignment of NFC’s or NFASC’s interests therein to WFEFI or any assignee thereof.

Section 6.3. No Merger or Consolidation of, or Assumption of the Obligations of, NFASC; Amendment of Certificate of Incorporation.

(a) Seller shall not merge or consolidate with any Person without the prior written consent of Purchaser.

(b) The Seller hereby agrees that during the term of this Agreement it shall not amend Articles Third, Fourth, Fifth, Fourteenth and Sixteenth of its Certificate of Incorporation without obtaining the prior written consent of the Purchaser.

ARTICLE VII. MISCELLANEOUS

Section 7.1. Amendment. This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Seller, the Purchaser and the Servicer.

Section 7.2. Survival. The respective representations, warranties, obligations, liabilities, duties and indemnities of the parties contained in this Note Purchase Agreement and each other Basic Document, and the other documents and agreements relating hereto or thereto shall survive the consummation of the transactions evidenced hereby, and shall survive any termination to the extent required for their full observance and performance.

Section 7.3. Notices. All demands, notices and communications under this Agreement shall be delivered as specified in Appendix B to the Note Purchase Agreement.

Section 7.4. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 7.5. Waivers. No failure or delay on the part of the Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

Section 7.6. Confidential Information. The Purchaser agrees that it shall neither use nor disclose to any Person the names and addresses of the Portfolio Obligors, except in connection with the exercise and enforcement of the Purchaser’s rights hereunder, under the Portfolio, under the Basic Documents to which it is a party or as required by law.

Section 7.7. Headings. The various headings in this Agreement are for purposes of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 7.8. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 7.9. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed enforceable to the fullest extent permitted, and if not so permitted, shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of any Basic Document or right of any party thereto.

Section 7.10. Further Assurances. Each of the parties agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other more fully to effect the purposes of this Agreement, including the preparation of any financing statements or continuation statements relating to the Purchased Interest for filing under the provisions of the UCC of any applicable jurisdiction.

Section 7.11. No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, no other Person shall have any right or obligation hereunder.

Section 7.12. Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived, or supplemented except as provided herein.

Section 7.13. Assignment. This Agreement may not be assigned by NFASC, NFC and Servicer without the prior written consent of the Purchaser. WFEFI may assign a portion of its rights and interests herein; provided, however, that so long as no Turbo Event has occurred, neither Purchaser nor any of its assignees may assign any of their respective rights and interests herein to any Person that is a captive financing entity competing with NFC in the business of leasing or financing equipment similar to the Financed Vehicles or to any lender that is a party to the Credit Agreement or, at any time, to any entity that NFC is prohibited from dealing with under applicable law without the prior written consent of NFC; and, provided further, that WFEFI must retain at least 50.0% of the Outstanding Purchased Amount and related rights.

Section 7.14. CONSENT TO JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

Section 7.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY THE SELLER PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

NAVISTAR FINANCIAL ASSET SALES CORP.

By:	/s/ William V. McMenamin
Name:	William V. McMenamin
Title:	Vice President, Chief Financial Officer and
Treasurer

NAVISTAR FINANCIAL CORPORATION

By:	/s/ William V. McMenamin
Name:	William V. McMenamin
Title:	Vice President, Chief Financial Officer and
Treasurer

WELLS FARGO EQUIPMENT FINANCE, INC.

By:	/s/ Lisa K. Lenton
Name:	Lisa K. Lenton
Title:	Senior Vice President

EXHIBIT A

FORM OF NPA

As of December 16, 2009, for value received, in accordance with the Note Purchase Agreement, dated as of December 16, 2009 (the “Note Purchase Agreement”; capitalized terms are used herein as defined in the Note Purchase Agreement), among NAVISTAR FINANCIAL ASSET SALES CORP., a Delaware corporation (“NFASC”), NAVISTAR FINANCAL CORPORATION, a Delaware corporation (“NFC”), and WELLS FARGO EQUIPMENT FINANCE, INC., a Minnesota corporation (“WFEFI”), subject to the conditions, limitations and provisions in the Note Purchase Agreement, NFASC does hereby sell, assign, transfer and otherwise convey unto WFEFI, all right, title and interest of NFASC in, to and under the Contracts(as reflected in the attached Exhibit I, Composite Schedule of Contracts) and the Related Security, including the other Portfolio Documents.

The foregoing sale does not constitute and is not intended to result in any assumption by WFEFI of any obligation of the undersigned to the Portfolio Obligors, Dealers, insurers or any other Person in connection with the Portfolio Documents, the agreements with Dealers, any Insurance Policies or any agreement or instrument relating to any of them.

It is the intention of NFASC and WFEFI that the transfers and assignments contemplated by this NPA Assignment shall constitute a sale from NFASC to WFEFI of the property described herein and in Section 2.01 of the Note Purchase Agreement and the beneficial interest in title to such property shall not be part of NFASC’s estate in the event of the filing of a bankruptcy petition by or against NFASC under any bankruptcy law. Notwithstanding the foregoing, in the event a court of competent jurisdiction determines that such transfer and assignment did not constitute such a sale or that such beneficial interest is a part of NAFSC’s estate, then NFASC shall be deemed to have granted to WFEFI a first priority perfected security interest in all of NFASC’s right title and interest in, to and under the assets conveyed pursuant to this NPA Assignment, and NFASC hereby grants such security interest. For purposes of such grant, this NPA Assignment and the Note Purchase Agreement shall constitute a security agreement under the UCC.

This NPA Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Note Purchase Agreement and is to be governed by the Note Purchase Agreement.

Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Note Purchase Agreement.

* * * * *

IN WITNESS WHEREOF, the undersigned has caused this NPA Assignment to be duly executed as of the day and year first above written.

NAVISTAR FINANCIAL ASSET SALES CORP.

By:
Name:
Title:

NAVISTAR FINANCIAL CORPORATION

By:
Name:
Title:

EXHIBIT I

COMPOSITE SCHEDULE OF CONTRACTS

EXHIBIT B

FORM OF RELEASE

THIS RELEASE, dated as of             , 201    , is made by Wells Fargo Equipment Finance, Inc., a Minnesota corporation (“Purchaser”), and relates to the interest of Purchaser in the Contracts and Related Security purchased by Purchaser from Navistar Financial Asset Sales Corp. (“Seller”) pursuant to the Note Purchase Agreement, dated as of December 16, 2009 (as amended, supplemented, restated or otherwise modified from time to time (the “Note Purchase Agreement”), between Purchaser and Seller. Capitalized terms used herein and not defined herein have the meanings assigned to such terms in the Note Purchase Agreement. Purchaser releases, without representation, warranty or recourse, express or implied, all of its right, title and interest in, to and under the Contracts listed on Schedule I hereto and all Related Security related thereto.

WELLS FARGO EQUIPMENT FINANCE, INC.

By:
Name:
Title:

Schedule I to Release

[List of Contracts to be released]

SCHEDULE A

PLACES OF BUSINESS OF THE SELLER PARTIES;

LOCATIONS OF RECORDS;

FEDERAL EMPLOYER IDENTIFICATION NUMBER(S)

Navistar Financial Corporation

Place of Business:	425 N. Martingale Road, Suite 1800 Schaumburg, Illinois 60173

Location of Records:	Same

Jurisdiction of Formation:	Delaware

F.E.I.N.:	36-2472404

Navistar Financial Asset Sales Corp.

Place of Business:	425 N. Martingale Road, Suite 1800 Schaumburg, Illinois 60173

Location of Records:	Same

F.E.I.N.:	27-1455713

Jurisdiction of Formation:	Delaware

EXECUTION COPY

SALE TRANSACTION

APPENDIX A

PART I - DEFINITIONS

All terms used in this Appendix shall have the defined meanings set forth in this Part I when used in the Basic Documents, unless otherwise defined therein.

Account Bank: The Bank of New York Mellon, a New York banking corporation.

Account Control Agreement: shall mean that certain Account Control Agreement, dated as of December 16, 2009, among Servicer, the Seller, WFEFI and the Account Bank with respect to the Designated Accounts.

Accountants’ Report: As defined in Section 3.02 of the Servicing Agreement.

Accounting Date: With respect to a Monthly Period and the related Settlement Date, the last day of the related Monthly Period.

Actual Payment: With respect to a Monthly Period, the related Settlement Date and a Contract, all Collections with respect to such Contract from or for the account of all of the Portfolio Obligors during such Monthly Period (and, in the case of the first Settlement Date, all Collections with respect to such Contract from or for the account of all of the Portfolio Obligors after the Cutoff Date but on or prior to the related Accounting Date) except for any Overdue Payments or Supplemental Servicing Fees.

Administrative Contract: As defined in Section 2.08 of the Servicing Agreement.

Administrative Purchase Payment: With respect to an Administrative Contract purchased as of any Accounting Date, a payment equal to the product of (a) the Contract Balance of such Administrative Contract and (b) the Tranche A Purchase Percentage or the Tranche B Purchase Percentage, as applicable to such Contract, as of such Accounting Date.

Affiliate: With respect to any specified Person, any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Aggregate Contract Balance: As of any date, the sum of the Contract Balances of all outstanding Contracts as of such date.

Aggregate Starting Contract Balance: $246,787,512.71, which is the aggregate Contract Balance of all Contracts as of the Cutoff Date.

Aggregate Unpaids: As of any date, an amount equal to the sum of all accrued and unpaid Yield and the Outstanding Purchased Amount at such date.

Annual Percentage Rate or APR: With respect to a Contract, the annual percentage rate specified in such Contract.

Authorized Officer: With respect to any Person, a Vice President or more senior officer of such Person who is authorized to act for such Person with respect to such matters.

Available Amounts: With respect to any Monthly Period and the related Settlement Date, the aggregate of (a) all Collections (unless and until the Servicer Termination Date occurs, other than Supplemental Servicing Fees) for the related Monthly Period, (b) Monthly Advances for the related Monthly Period, (c) Warranty Payments for the related Accounting Date, (d) Administrative Purchase Payments for the related Accounting Date, (e) Defaulted Contract Payments for the related Accounting Date, (f) Optional Purchase Proceeds, (g) Investment Earnings with respect to the Designated Accounts that have been deposited into the Collection Account and (h) the Yield Supplement Amount for such Monthly Period less (i) Excess Recognized Losses for such Settlement Date.

Backup Servicer: Portfolio Financial Servicing Company.

Backup Servicing Agreement: The Backup Servicing Agreement among Servicer, WFEFI and the Backup Servicer with respect to the Portfolio.

Basic Documents: The Note Sale Agreement, the NSA Assignment, the NPA Assignment, the Note Purchase Agreement, the Servicing Agreement, the Letter Agreement, and the Composite Schedule of Contracts.

Basic Servicing Fee: As defined in Section 2.09 of the Servicing Agreement.

Business Day: Any day other than a Saturday, a Sunday or any other day on which banking institutions in Minneapolis, Minnesota, New York, New York or Chicago, Illinois are authorized or required by law to close.

Certificate of Incorporation: As defined in Section 6.1(f) of the Note Purchase Agreement.

Certificate of Title: With respect to a Financed Vehicle, the certificate of title or other evidence of ownership of such Financed Vehicle issued by a registrar of titles in the jurisdiction in which such Financed Vehicle is registered.

Change of Control: The occurrence of one or more of the following events: (a) any Person or two or more Persons acting in concert (other than NIC or its Affiliates) shall have acquired legal and/or beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934 and the rules promulgated thereunder) of more than forty-nine percent (49%) of the outstanding shares of the voting Equity Interests of Borrower; (b) as of any date a majority of the board of directors of Borrower consists (other than vacant seats) of individuals

App. A-2

who are not either (i) directors of Borrower as of the Closing Date, (ii) selected or nominated to become directors by the board of directors of Borrower of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the board of directors of Borrower of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii); or (c) all or substantially all of the assets of Borrower shall be sold to any Person (other than NIC or its Affiliates), whether in one transaction or a series of transactions.

Closing Date: December 16, 2009.

Code: The Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder.

Code Collateral: Any property a security interest in which may be perfected by filing under the applicable UCC.

Collection Account: The account designated as such, established and maintained pursuant to Section 2.02(a) of the Servicing Agreement.

Collections: All amounts received and identified from Portfolio Obligors or otherwise in respect of the Contracts during the related Monthly Period, whether constituting principal or interest, prepayments, proceeds of sales of Financed Vehicles, benefits of any lease assignments, Insurance Proceeds, proceeds from Dealer Liability, proceeds from any Navistar Purchase Obligations, proceeds from Guaranties or other Portfolio Documents, or otherwise, but excluding Supplemental Servicing Fees and amounts that are required to be refunded or paid to the Portfolio Obligor on in respect of such Contract, Warranty Payments, Administrative Purchase Payments and Defaulted Contract Payments.

Composite Schedule of Contracts: As defined in Section 3.02 of the Servicing Agreement.

Conflict Standard: To the extent commercially reasonable, (i) the Servicer shall take such action with respect to the Portfolio as Servicer takes with respect to other similar equipment financed by the Servicer, (ii) with respect to any Portfolio Obligor of any Financed Vehicles, that the Servicer shall take such action (and refrain from taking such action) as the Servicer takes with other borrowers in similar circumstances as such Portfolio Obligor, and (iii) the Servicer shall not discriminate against the Portfolio and the Portfolio Obligors due to the sale of the Portfolio pursuant to the Note Purchase Agreement.

Contract: The related contract(s), notes or other agreement(s) with the related Portfolio Obligor which collectively set forth the terms of the retail loan or other financing with respect to a Financed Vehicle, which contract, note or other agreement is listed on the Composite Schedule of Contracts. In the event that a contract, note or other agreement relates to retail loan listed on the Composite Schedule of Contracts and retail loans or other financings not listed in the Composite Schedule of Contracts, Contract shall include only such portion or rights under such contracts, notes or other agreements to the extent of such retail loan listed on the Composite Schedule of Contracts.

App. A-3

Contract Balance: As of an Accounting Date, (a) with respect to any Contract, the Starting Contract Balance thereof minus the sum of the following amounts, in each case computed in accordance with the actuarial method: (i) that portion of all Scheduled Payments allocated to principal due after the Cutoff Date and on or prior to the Accounting Date, (ii) that portion of all Warranty Payments, Defaulted Contract Payments, or Administrative Purchase Payments allocated to principal, (iii) that portion of all Prepayments allocated to principal, and (iv) that portion of the following received and allocated to principal by the Servicer: benefits of any lease assignments, proceeds from any Insurance Policies, proceeds from any Dealer Liability, proceeds from any Navistar Purchase Obligations and proceeds from any Guaranties.

Contract File: As defined in Section 4.01 of the Servicing Agreement.

Credit Agreement: The Amended and Restated Credit Agreement, dated as of December 16, 2009, among NFC, JPMorgan Chase Bank, N.A. as Administrative Agent, and the other parties thereto, as amended, supplemented, restated or otherwise modified from time to time.

Custodian: NFC, as Servicer, or another custodian named from time to time pursuant to the Servicing Agreement.

Cutoff Date: November 30, 2009.

Dealer: (i) a Person with whom Navistar has a valid dealer sales/maintenance agreement to sell Navistar Vehicles, (ii) a Person with whom NFC has an agreement to extend new or used Vehicle floor plan financing terms, (iii) a Vehicle manufacturer with whom Navistar has a valid agreement to sell Navistar Vehicles.

Dealer Liability: With respect to any Contract, all rights, claims and actions of NFC against the Dealer which sold the Financed Vehicle(s) which gave rise to such Contract and any successor Dealer for recourse or reimbursement of any losses, costs or expenses arising as a result of a default by the Portfolio Obligor on such Contract.

Defaulted Contract: A Contract (i) as to which the Servicer (a) has reasonably determined, in accordance with its customary servicing procedures, that eventual payment of amounts owing on such Contract is unlikely or (b) has repossessed the Financed Vehicle or all Financed Vehicles securing the Contract, (ii) as to which any related Scheduled Payment is at least 120 days overdue, or (iii) as to which the related Portfolio Obligor with respect to the related Contract has experienced an Insolvency Event.

Defaulted Contracts Cash Recourse Limit: $6,746,781.22, which is 3.0% of the WFEFI Purchase Price.

Defaulted Contract Payment: With respect to a Defaulted Contract as of an Accounting Date, a payment equal to the product of (a) the Contract Balance of such Defaulted Contract and (b) the Tranche A Purchase Percentage or the Tranche B Purchase Percentage, as applicable to such Contract, as of such Accounting Date.

App. A-4

Defaulted Contract Repurchase Limit: $13,493,562.44, which is 6.0% of the WFEFI Purchase Price.

Delinquency Percentage: With respect to a Determination Date and the related Settlement Date, the aggregate Contract Balance of all outstanding Contracts which are 61 days or more past due as of the related Accounting Date, as determined in accordance with the Servicer’s normal practices subject to the Conflict Standard, expressed as a percentage of the Aggregate Contract Balance of all Contracts on such Accounting Date.

Designated Accounts: Collectively, the Collection Account, the UNL Reserve Account and the Negative Carry Account.

Determination Date: The day that is four Business Days prior to the Settlement Date.

Discount Rate: For any Determination Date, the sum of the Servicing Fee Rate and the WFEFI Purchase Rate for such Determination Date.

Eligible Contract: a transaction consisting of a Contract and Related Security that as of the Reporting Date: is not more than thirty (30) days past due; has not been modified within the last twelve (12) months for credit reasons; the Portfolio Obligor thereunder is not a federal, state or municipal entity; the Portfolio Obligor thereunder is not subject to an Insolvency Proceeding; NFC has not declared a default to exist thereunder; is not a Dealer capital loan; and does not relate to an automobile transaction.

Eligible Investments: means any of the following:

(i) Negotiable instruments or securities represented by instruments in bearer or registered or in book-entry form which evidence (a) obligations fully guaranteed by the United States of America; (b) time deposits in, or bankers acceptances issued by, any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by Federal or state banking or depositary institution authorities; provided, however, that at the time of investment or contractual commitment to invest therein, the certificates of deposit or short-term deposits, if any, or long-term unsecured debt obligations (other than such obligation whose rating is based on collateral or on the credit of a Person other than such institution or trust company) of such depositary institution or trust company shall have a credit rating from Moody’s and S&P of at least “P-l” and “A-1”, respectively, in the case of the certificates of deposit or short-term deposits, or a rating not lower than one of the two highest investment categories granted by Moody’s and by S&P; (c) certificates of deposit having, at the time of investment or contractual commitment to invest therein, a rating from Moody’s and S&P of at least “P-1” and “A-1”, respectively and a maturity of no more than thirty (30) days; or (d) investments in money market funds rated in the highest investment category or otherwise approved in writing by the applicable rating agencies;

(ii) Demand deposits in any depositary institution or trust company referred to in (i)(b) above;

App. A-5

(iii) Commercial paper (having original or remaining maturities of no more than thirty (30) days) having, at the time of investment or contractual commitment to invest therein, a credit rating from Moody’s and S&P of at least “P- 1” and “A-1”, respectively;

(iv) Eurodollar time deposits having a credit rating from Moody’s and S&P of at least “P-1” and “A-1”, respectively;

(v) Repurchase agreements involving any of the Eligible Investments described in clauses (i)(a), (i)(c) and (iv) of this definition so long as the other party to the repurchase agreement has at the time of investment therein, a rating from Moody’s and S&P of at least “P-1” and “A-1”, respectively;

(vi) Commercial paper master notes having, at the time of the investment or contractual commitment to invest therein, a credit rating from Moody’s and S&P of at least “P-1” and “A-1”, respectively; and

(vii) Any other investment permitted by Purchaser.

Eligible Investments may be purchased by or through the Account Bank and its Affiliates. The Account Bank and/or its Affiliates may act as sponsor, administrator or issuer, or act in a similar capacity with respect to the Eligible Investments and receive compensation for such services.

Eligible Restructured Contract: Any Contract which (i) was amended or restructured for credit reasons at least 12 months prior to the Reporting Date, (ii) is not owed by a Portfolio Obligor that is the subject of a bankruptcy or insolvency proceeding and (iii) since its amendment or restructuring, has not been greater than 60 days past due (measured from the date of any Scheduled Payment).

Enforcement Expenses: without duplication, all documented enforcement costs and expenses (including, without limitation, court costs and attorneys’ fees and expenses) incurred by Purchaser in connection with the enforcement by the Purchaser of its right against the Servicer under the Servicing Agreement.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Excess Recognized Loss: As defined in Section 5.04 of the Note Sale Agreement.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Finance Charges: With respect to a Contract, any finance, interest, late payment charges or similar charges owing by a Portfolio Obligor pursuant to such Contract.

Financed Vehicle: A Vehicle, together with any accessions thereto which were financed with the proceeds of the related Contract, securing a Portfolio Obligor’s indebtedness under a Contract. A Contract may be secured by one or more Financed Vehicles.

App. A-6

Form Portfolio Agreement: Each of NFC’s standard form of lease and loan agreements for use with NFC’s commercial customers substantially in the form attached to the Note Purchase Agreement as Annex A.

Full Prepayment: With respect to a Monthly Period, the related Settlement Date, that portion of an Actual Payment (other than the Scheduled Payment), which with respect to (i) any Contract, is sufficient to prepay such Contract in full (after application of the Scheduled Payment), or (ii) a Contract secured by multiple Financed Vehicles, equals the unpaid principal amount of the Contract relating to any Financed Vehicle, as determined by the Servicer in accordance with its customary servicing procedures and subject to the Conflict Standard.

Governmental Authority: Any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Guaranty: With respect to any Contract, a personal or commercial guaranty of a Portfolio Obligor’s performance with respect to such Contract.

Idealease Chattel Paper: Each lease agreement between an Idealease Dealer and the retail user, in substantially the form included in the Form Portfolio Agreements, with respect to the related Financed Vehicle.

Indemnified Parties: As defined in Section 6.05 of the Servicing Agreement.

Insolvency Event: With respect to a specified Person, (i) the entry of a decree or order by a court, agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator for such Person, in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of such Person’s affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; (ii) the consent by such Person to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Person or of or relating to substantially all of such Person’s property, or (iii) such Person shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

Insurance Policy: With respect to any Contract and the related Financed Vehicle, an insurance policy covering physical damage, credit life, credit disability, theft, mechanical breakdown or similar event to each Financed Vehicle securing such Contract.

Insurance Proceeds: Proceeds of any Insurance Policy with respect to any Contract and the related Financed Vehicle.

Intercompany Note: The Intercompany Advance Agreement and the related Revolving Note, dated as of the Closing Date, between NFC and NFASC, as amended, supplemented, restated or otherwise modified from time to time.

App. A-7

Investment Company Act: The Investment Company Act of 1940, as amended.

Investment Earnings: Investment earnings on funds deposited in the Designated Accounts, net of losses and investment expenses, during the applicable Monthly Period.

Letter Agreement: The letter agreement, dated as of the Closing Date, between NFC and WFEFI, as amended, supplemented, restated or otherwise modified from time to time.

Lien: Any security interest, lien, charge, pledge, equity or encumbrance of any kind other than liens for taxes not yet due and payable, mechanics’ liens, any liens that attach by operation of law, and any liens being contested by appropriate measures.

Loan Agreement: The Loan and Security Agreement, dated as of the Closing Date, between NFC and WFEFI, as amended, supplemented, restated or otherwise modified from time to time.

Make Whole Payment: As of any purchase date, an amount equal to the present value of the aggregate Yield (calculated assuming the WFEFI Purchase Rate for each subsequent period is equal to (a) the WFEFI Purchase Rate as of such date minus (b) the effective yield to maturity of U.S. Treasury notes with a maturity date closest to the date on which the Outstanding Purchased Amount would first fall below 10.0% of the Aggregate Starting Contract Balance assuming it is repaid in accordance with Section 5.1(c) of the Note Purchase Agreement) that would accrue on the then Outstanding Purchased Amount (assuming it is repaid in accordance with Section 5.1(c) of the Note Purchase Agreement) from such date until the last day of the month in which the Servicer estimates the Contract Balance of the Contracts will be 10.0% or less of the Aggregate Starting Contract Balance, discounted at a rate equal to the WFEFI Purchase Rate as of such date.

Material Adverse Effect: With respect to a Person, a material adverse effect on (a) the business, assets, operations, or financial condition of such Person and its subsidiaries (taken as a whole), (b) such Person’s ability to pay or perform its obligations under the Basic Documents in accordance with the terms thereof, (c) the Portfolio (taken as a whole), or (d) WFEFI’s rights and remedies under and the Basic Documents.

Monthly Advance: As defined in Section 2.13 of the Servicing Agreement.

Monthly Period: With respect to a Determination Date or Settlement Date, the calendar month preceding the month in which such Determination Date or Settlement Date occurs except that the Monthly Period relating to the first Determination Date or Settlement Date shall be the period from the Cutoff Date to the last day of the calendar month immediately preceding the first Determination Date or Settlement Date.

Moody’s: Moody’s Investors Service, Inc. or its successor.

Navistar: Navistar, Inc. (f/k/a International Truck and Engine Corporation), a Delaware corporation, and its successors and assigns.

App. A-8

Navistar Purchase Obligations: Certain obligations of Navistar, subject to limitations, to purchase Financed Vehicles securing Contracts pursuant to Article VI and other provisions of the Amended and Restated Master Intercompany Agreement by and between NFC and Navistar dated as of April 1, 2007, as such Master Intercompany Agreement may be amended, supplemented, restated or otherwise modified.

Navistar Vehicle: Any Vehicle produced by or for Navistar or its Subsidiaries or sold by Navistar or its Subsidiaries to Dealers, including any body parts or accessions attached thereto.

Negative Carry Account: The account designated as such, established and maintained pursuant to Section 2.02(a) of the Servicing Agreement.

Negative Carry Account Excess: With respect to any Determination Date, the excess, if any, of (x) the amount on deposit in the Negative Carry Account as of such Determination Date over (y) the Negative Carry Account Target Balance as of such Determination Date.

Negative Carry Account Shortfall: With respect to any Determination Date, the excess, if any, of (x) the Negative Carry Account Target Balance as of such Determination Date over (y) the amount on deposit in the Negative Carry Account as of such Determination Date.

Negative Carry Account Target Balance: As calculated on any Determination Date, if the weighted average coupon rate of the Contracts as of the first day of the Monthly Period related to such Determination Date is less than the Discount Rate for such Determination Date, then the Negative Carry Account Target Balance will equal the excess of (i) the calculated monthly payment using the Aggregate Contract Balance as of the first day of such Monthly Period, the Discount Rate for such Determination Date, the weighted average remaining maturity of the Contracts as of the first day of such Monthly Period, and the aggregate outstanding balloon/residual amount of the Contracts as of such Monthly Period, over (ii) the calculated monthly payment using the Aggregate Contract Balance as of the first day of such Monthly Period, the weighted average coupon rate of the Contracts as of the first day of such Monthly Period, the weighted average remaining maturity of the Contracts as of the first day of such Monthly Period, and the aggregate outstanding balloon/residual amount of the Contracts as of the first day of such Monthly Period, multiplied by the weighted average remaining maturity of the Contracts as of the first day of such Monthly Period .

NFASC: Navistar Financial Asset Sales Corp., a Delaware corporation, and its successors and permitted assigns.

NFC: Navistar Financial Corporation, a Delaware corporation, and its successors and permitted assigns.

NIC: Navistar International Corporation, a Delaware corporation, and its successors and assigns.

Note Purchase Agreement: The Note Purchase Agreement, dated as of the Closing Date, among Seller, Servicer and Purchaser, as amended, supplemented, restated or otherwise modified from time to time.

App. A-9

Note Sale Agreement: The Note Sale Agreement, dated as of the Closing Date, between NFC and Seller, as amended, supplemented, restated or otherwise modified from time to time.

Notice of Assignment: The Notice of Assignment, substantially in the form of Exhibit B to the Note Sale Agreement.

NPA Assignment: As defined in Section 2.01(a) of the Note Purchase Agreement.

NSA Assignment: As defined in Section 2.01 of the Note Sale Agreement.

Opinion of Counsel: A written opinion of counsel, who may, except as otherwise expressly provided, be an employee of the Seller or the Servicer.

Optional Purchase Proceeds: As defined in Section 2.16 of the Servicing Agreement.

Outstanding Monthly Advances: As of any date, the sum of all Monthly Advances made as of or prior to such date minus all payments with respect thereto as of or prior to such date pursuant to Section 5.1(c)(iv) of the Note Purchase Agreement as reducing Outstanding Monthly Advances.

Outstanding Purchased Amount: With respect to the Portfolio, at any time, (A) the WFEFI Purchase Price minus (B) the amounts applied pursuant to clauses (iii) and (v) of Section 5.1(c) of the Note Purchase Agreement to reduce the Outstanding Purchased Amount in accordance with the terms and conditions of the Note Purchase Agreement; provided that such Outstanding Purchased Amount shall be restored (in accordance with Section 5.3 of the Note Purchase Agreement) in the amount of any payments so received and applied if at any time the distribution of such payments are rescinded, returned or refunded for any reason.

Overdue Payment: With respect to a Monthly Period, the related Settlement Date and to a Contract, the amount of any due but unpaid Scheduled Payment.

Partial Prepayment: With respect to a Settlement Date and to any Contract, the portion of an Actual Payment in excess of the Scheduled Payment which equals one or more future Scheduled Payments but does not constitute a Full Prepayment and results in a Rebate in accordance with the Servicer’s customary procedures subject to the Conflict Standard.

Paydown Amount: With respect to any Settlement Date and the related Determination Date, an amount equal to the excess, if any, of (a) Outstanding Purchased Amount as of such date (prior to giving effect to any payments to be made with respect thereto on such date) over (b) the sum of (i) the product of (A) the Tranche A Purchase Rate and (B) the Tranche A Aggregate Contract Balance as of the last day of the related Monthly Period and (ii) the product of (A) the Tranche B Purchase Rate and (B) the Tranche B Aggregate Contract Balance as of the last day of the related Monthly Period.

Permitted Liens: With respect to any Contract and Related Security, including the other Portfolio Documents, the interests of the parties under the Basic Documents, the applicable Portfolio Obligor under the Portfolio Documents and, with respect to any Portfolio Document or

App. A-10

Related Security that relates to a retail loan or other financing that is not a Contract, the interest of others in such Portfolio Document or Related Security to the extent related to such other retail loans or financing.

Permitted Modification: A modification in accordance with the Servicer’s customary practices subject to the Conflict Standard that does not change the amount of any Scheduled Payment applicable to the Contract Balance, the total number of Scheduled Payments or the month in which any Scheduled Payment is to occur, except that on one occurrence with respect to each Contract up to three Scheduled Payments may be extended.

Person: Any legal person, including any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of similar nature.

Portfolio: Collectively, the Contracts and the Related Security, including the other Portfolio Documents.

Portfolio Documents: The Contracts and any other documents, instruments and agreements entered into or provided by a Portfolio Obligor in connection with the Contracts and the related Financed Vehicles and the transactions contemplated thereby. In the event that any such document relates to a retail loan or other financing that is not a Contract, Portfolio Documents shall include only such portion or rights under such documents to the extent related to such Contract, it being understood that Portfolio Documents shall not include such portion or rights under such document to the extent related to such other retail loan or other financing and shall not include any interest in any collateral securing the Contract or the Portfolio Documents other than the Financed Vehicles related to such Contract.

Portfolio Obligor: the purchaser or any co-purchaser of the related Financed Vehicle or Financed Vehicles or any other Person, including the maker of a Guaranty, who owes payments under such Portfolio Document (whether as a principal or as a surety).

Prepayment: With respect to a Settlement Date and to a Contract, the portion of an Actual Payment in excess of the Scheduled Payment.

Proceeding: Any suit in equity, action at law or other judicial or administrative proceeding.

Purchase Price: $246,787,512.71, which is the Aggregate Starting Contract Balance.

Purchased Percentage: With respect to any Monthly Period and the related Determination Date and Settlement Date, the weighted average of the Tranche A Purchased Percentage (weighted in accordance with the Tranche A Aggregate Contract Balance as of the first day of such Monthly Period) and the Tranche B Purchased Percentage (weighted in accordance with the Tranche B Aggregate Contract Balance as of the first day of such Monthly Period).

App. A-11

Purchaser: Wells Fargo Equipment Finance, Inc., a Minnesota corporation, and its successors and assigns.

Rebate: With respect to a given date and to a Contract, the rebate under such Contract that is or would be payable to the Portfolio Obligor for unearned finance charges or any other charges that are or would be subject to a rebate to the Portfolio Obligor upon the payment of a Partial Prepayment or a Full Prepayment.

Recognized Losses: With respect to any Defaulted Contract repurchased by NFC pursuant to Section 5.04 of the Note Sale Agreement, the excess, if any, of (a) the amount of the Defaulted Contracts Payment made by NFC in connection with such Defaulted Contract over (b) an amount equal to the estimated fair market value (as defined in the next sentence) of such Financed Vehicle. For purposes of the previous sentence, the “fair market value” of a Financed Vehicle shall be (A) with respect to Navistar Vehicles that were new when originally financed under a Contract, 100% of the wholesale value as published in the most recent ATD/NADA Official Commercial Truck Guide, (B) with respect to any other Vehicle, 79% of the wholesale value as published in the most recent ATD/NADA Official Commercial Truck Guide, and (C) if no ATD/NADA value is available for a Vehicle as equipped, (i) NFC will determine the fair market value of such Vehicle in accordance with the Conflict Standard and its customary policies and procedures utilizing other industry and internal data taking into account the location and condition of the Vehicle as of such date, (ii) if the Purchaser disagrees with such determination pursuant to clause (C), the Purchaser shall, within ten (10) Business Days of receipt of NFC’s fair market value determination provide NFC with written notice of such objection and the Purchaser’s estimate of fair market value of such Vehicle, (iii) NFC and the Purchaser shall cooperate with each other to resolve such objection and (iv) if NFC and the Purchaser cannot resolve such objection within ten (10) Business Days of NFC’s receipt of the Purchaser’s objection, the parties shall appoint an independent third-party appraiser to determine the fair market value of such Vehicle, which determination shall be binding on NFC and the Purchaser. Fair market value shall be determined within 90 days after the Accounting Date as of which the related Defaulted Contract is repurchased by NFC. Once the Recognized Loss with respect to a Defaulted Contract has been established pursuant to the foregoing, it shall not be changed.

Recharacterization: When used in the Note Purchase Agreement, as defined in Section 2.1 of the Note Purchase Agreement and, when used in the Note Sale Agreement, as defined in Section 2.01 of the Note Sale Agreement.

Records: With respect to any Contract and Related Security therefor, including the other Portfolio Documents, and the related Portfolio Obligor, all Contracts, other Portfolio Documents and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Contract and Related Security therefor and the related Portfolio Obligor.

Related Security: With respect to a Contract, the right, title and interest of NFC, Seller and WFEFI, as the context may require, in and to the following assets:

(a)	all amounts due on and under such Contract after the Cutoff Date and the fully executed original of such Contract;

App. A-12

(b)	the security interests in the Financed Vehicles granted by Portfolio Obligors pursuant to such Contract and, to the extent permitted by law, in any accessions thereto which are financed by such Contract, and, where permitted by law, the original Certificate of Title and otherwise such documents, if any, that NFC keeps on file in accordance with its customary procedures and subject to the Conflict Standard indicating that the related Financed Vehicle is owned by the Portfolio Obligor and subject to a security interest in favor of NFC;

(c)	any proceeds from any Insurance Policies with respect to such Contract and the related Financed Vehicle and any documents evidencing or related to such Insurance Policies;

(d)	any proceeds from Dealer Liability with respect to such Contract, and proceeds from any Guaranties with respect to such Contract;

(e)	the benefit of any lease assignments with respect to the Financed Vehicles; and

(f)	any proceeds of the property described in clauses (a) through (e) above.

Reporting Date: October 31, 2009.

Repurchase Event: A Repurchase Event described in Section 5.03 of the Note Sale Agreement.

Responsible Officer: With respect to any Person, the President, any Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer or assistant officer of such Person customarily performing functions similar to those performed by any of the above designated officers, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

Scheduled Payment: With respect to any Contract, a payment which (i) is in the amount required under the terms of such Contract in effect as of the Cutoff Date except, in the case of any Contract secured by more than one Financed Vehicle, including any changes in the terms of such Contract resulting from a Full Prepayment with respect to any Financed Vehicle related thereto, and (ii) is payable by the Portfolio Obligor of such Contract. When Scheduled Payment is used with reference to a Settlement Date after the Closing Date, it means the payment which as of the Cutoff Date is due in the related Monthly Period; provided, however, that in the case of the first Settlement Date, the Scheduled Payment shall include all such payments due from the Portfolio Obligor after the Cutoff Date.

App. A-13

Seller: Navistar Financial Asset Sales Corp., a Delaware corporation, and its successors and permitted assigns.

Seller Parties: Has the meaning set forth in the preamble to the Note Purchase Agreement.

Servicer: NFC, or its successor in interest pursuant to Section 7.03 of the Servicing Agreement.

Servicer Default: Any of the events specified in Section 7.01 of the Servicing Agreement; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

Servicer’s Certificate: A certificate, in substantially the form of Exhibit A to the Servicing Agreement, completed by and executed on behalf of the Servicer, in accordance with Section 2.15 of the Servicing Agreement.

Servicer Termination Date: As defined in Section 7.02 of the Servicing Agreement.

Servicing Agreement: The Servicing Agreement, dated as of the Closing Date, by and between Purchaser and the Servicer, as amended, modified and supplemented from time to time.

Servicing Fee Rate: 1.00% per annum.

Settlement Date: With respect to a Monthly Period, the 18th day of the next succeeding calendar month or, if such 18th day is not a Business Day, the next succeeding Business Day, commencing January 19, 2010.

Settlement Period: With respect to any Settlement Date, the period from and including the preceding Settlement Date (or in the case of the first Settlement Date, the Closing Date) to but excluding the referent Settlement Date.

S&P: Standard & Poor’s Ratings Services, or its successor.

Starting Contract Balance: With respect to a Contract, the aggregate principal amount advanced under such Contract toward the purchase price of the Financed Vehicle or Financed Vehicles, including insurance premiums, service and warranty contracts, federal excise and sales taxes and other items customarily financed as part of a Contract and related costs, less payments received from the Portfolio Obligor on or prior to the Cutoff Date with respect to such Contract allocable on the basis of the actuarial method to principal.

Subsidiary: As to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

App. A-14

Supplemental Servicing Fee: As defined in Section 2.09 of the Servicing Agreement.

Taxes: All taxes, fees, levies, imposts, duties, charges, assessments and withholdings, of any kind or nature whatsoever.

Total Servicing Fee: As defined in Section 2.09 of the Servicing Agreement.

Tranche A Contract: Any Contract listed on the Composite Schedule of Contracts as a Tranche A Contract.

Tranche A Aggregate Contract Balance: As of any date, the sum of the Contract Balances of all Tranche A Contracts.

Tranche A Aggregate Starting Contract Balance: $191,108,594.55, which is the aggregate Contract Balance of all Tranche A Contracts as of the Cutoff Date.

Tranche A Purchased Percentage: 90.0%.

Tranche A Purchase Rate: 5.86% per annum.

Tranche B Contract: Any Contract listed on the Composite Schedule of Contracts as a Tranche B Contract.

Tranche B Aggregate Contract Balance: As of any date, the sum of the Contract Balances of all Tranche B Contracts.

Tranche B Aggregate Starting Contract Balance: $55,678,918.16, which is the aggregate Contract Balance of all Tranche B Contracts as of the Cutoff Date.

Tranche B Purchased Percentage: 95.0%.

Tranche B Purchase Rate: 5.07% per annum.

Treasury Regulations: The regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

Turbo Event: The occurrence of the election of WFEFI in accordance with Section 5.7(b) of the Note Purchase Agreement.

Turbo Trigger Event: The occurrence of any of the events specified as such in Section 5.7(a) of the Note Purchase Agreement.

UCC: The Uniform Commercial Code, as in effect in the relevant jurisdiction.

UNL Reserve Account: The account designated as such, established and maintained pursuant to Section 2.02(a) of the Servicing Agreement.

App. A-15

Vehicle: A new or used truck, truck chassis, bus, van or trailer.

Warranty Payment: With respect to a Warranty Contract as of an Accounting Date, a payment equal to the product of (a) the Contract Balance of such Warranty Contract and (b) the Tranche A Purchase Percentage or the Tranche B Purchase Percentage, as applicable to such Contract, as of such Accounting Date.

Warranty Purchaser: NFC pursuant to Section 5.03 of the Note Sale Agreement.

Warranty Contract: A Contract which the Warranty Purchaser has become obligated to repurchase pursuant to Section 5.03 of the Note Sale Agreement.

WFEFI: Wells Fargo Equipment Finance, Inc., a Minnesota corporation.

WFEFI Purchase Price: $224,892,707.35, which is the sum of (a) the product of (i) the Tranche A Aggregate Starting Contract Balance and (ii) the Tranche A Purchased Percentage and (b) the product of (i) the Tranche B Aggregate Starting Contract Balance and (ii) the Tranche B Purchased Percentage.

WFEFI Purchase Rate: With respect to any Monthly Period and the related Determination Date and Settlement Date, the weighted average of the Tranche A Purchase Rate (weighted in accordance with the Tranche A Aggregate Contract Balance as of the first day of such Monthly Period) and the Tranche B Purchase Rate (weighted in accordance with the Tranche B Aggregate Contract Balance as of the first day of such Monthly Period).

Yield: With respect to any Settlement Date, the sum of (a) the sum of yield accrued on the Outstanding Purchased Amount during the related Settlement Period at a rate equal to the WFEFI Purchase Rate calculated on the basis of a 360-day year consisting of 12 months of 30 days each (provided that the Yield for the first Settlement Date shall be for the period from the Closing Date until the first Settlement Date) plus (b) any unpaid Yield from any prior Settlement Date.

Yield Supplement Amount: With respect to any Determination Date and the related Monthly Period, the product of (a) 1/12, (b) the Aggregate Contract Balance as of the first day of the related Monthly Period and (c) the excess, if any, of (i) the Discount Rate for such Determination Date over (ii) the weighted average coupon rate of the Contracts as of the first day of the related Monthly Period.

App. A-16

APPENDIX A

PART II - RULES OF CONSTRUCTION

(A) Accounting Terms. As used in this Appendix or the Basic Documents, accounting terms which are not defined, and accounting terms partly defined, herein or therein shall have the respective meanings given to them under generally accepted accounting principles. To the extent that the definitions of accounting terms in this Appendix or the Basic Documents are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained in this Appendix or the Basic Documents will control.

(B) “Hereof,” etc. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Appendix or any Basic Document will refer to this Appendix or such Basic Document as a whole and not to any particular provision of this Appendix or such Basic Document; and Section, Schedule and Exhibit references contained in this Appendix or any Basic Document are references to Sections, Schedules and Exhibits in or to this Appendix or such Basic Document unless otherwise specified. The word “or” is not exclusive.

(C) Use of “related”. as used in this Appendix and the Basic Documents, with respect to any Settlement Date, the “related Determination Date” and the “related Monthly Period” will mean the Determination Date and the Monthly Period, respectively, immediately preceding such Settlement Date.

(D) Number and Gender. Each defined term used in this Appendix or the Basic Documents has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Appendix or the Basic Documents has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

(E) Including. Whenever the term “including” (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) is used in this Appendix or the Basic Documents in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or exclusive listing of, the items within that classification.

App. A-17

APPENDIX B

NOTICE ADDRESSES AND PROCEDURES

All requests, demands, directions, consents, waivers, notices, authorizations and communications provided or permitted under any Basic Document to be made upon, given or furnished to or filed with the Servicer, Purchaser and Seller shall be in writing, personally delivered, sent by facsimile with a copy to follow via first class mail, overnight mail or mailed by certified mail-return receipt requested, and shall be deemed to have been duly given upon receipt:

1.	in the case of Seller, at the following address:

Navistar Financial Asset Sales Corp.

425 N. Martingale Road

Suite 1800, Attention: General Counsel

Schaumburg, IL 60173

Telecopy: (630) 753-4410

with a copy to:

Navistar Financial Corporation

425 N. Martingale Road

Suite 1800, Attention: General Counsel

Schaumburg, IL 60173

Telecopy: (630) 753-4410

2.	in the case of the NFC and Servicer, at the following address:

Navistar Financial Corporation

425 N. Martingale Road

Suite 1800, Attention: General Counsel

Schaumburg, IL 60173

Telecopy: (630) 753-4410

3.	in the case of Purchaser, to:

Wells Fargo Equipment Finance, Inc.

733 Marquette Avenue

Minneapolis, Minnesota 55402

Attn: Lease Portfolio Administrator

Telecopy: (866) 687-5578

App. B-1

with a copy to

Ethan J. Blank, Esq.

Ober, Kaler, Grimes & Shriver, P.C.

120 East Baltimore Street

Baltimore, Maryland 21202

Telecopy: (410) 547-0699

App. B-2